Exhibit 23
Independent Auditor’s Consent
The Board of Directors
Digi International Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-00099, 333-23857, 333-57869, 333-53366, 333-55488, 333-82674, 333-82678, 333-82668, 333-82670, and 333-82672) on Form S-8 of Digi International Inc. of our report dated March 31, 2006, with respect to the balance sheets of MaxStream, Inc. as of December 31, 2005 and 2004; and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Digi International Inc. dated October 12, 2006.
/s/ Squire & Company, PC
Orem, Utah
October 12, 2006